Exhibit 99.1

2409 Falkenburg Rd

Tampa, Fl. 33619

PH: (727) 536-6666

FX: (727)-536-6665

Bulova Technologies Group, Inc. Completion of Stock Reverse

Tampa, FL – (Business Wire) – December 26, 2013 – Bulova Technologies Group, Inc. (OTCQB: BLVT) (the “Company”) announced today the completion of an Amendment to its Articles of Incorporation in which both the number of authorized shares of Common Stock of the Company was reduced from 5,000,000,000 to 500,000,000 and a reverse split of the Common Stock was effected at a ratio of 1 for 200.

Stephen L. Gurba, Chairman of the Board, President and CEO of the Company, stated, “It is our expectation that this Amendment to our Articles of Incorporation will encourage increased investor interest and improve the marketability and volatility of our Common Stock. Further, with the anticipated higher price per share of our Common Stock, it is likely that the fees associated with the trading of the Common Stock will decrease as a percentage of per share price, increasing the value of the shares to our shareholders.”

The Company's new CUSIP number is 120458203. The reverse stock split will be effective from trading commencing on the opening on Monday, December 30, 2013.

Common Stock shareholders will receive instructions through the mail concerning the exchange of their shares. Partial shares will be rounded up.

About Bulova Technologies Group, Inc.

Bulova Technologies Group, Inc., Bulova Technologies Ordnance Systems LLC and Bulova Technologies Europe LLC are each headquartered in Tampa, Florida. Bulova Technologies Machinery LLC’s headquarters is located in Sanford, Florida, with facilities in Tampa, Florida and Branchburg, New Jersey.

Please visit our website at www.BulovaTechGroup.com for more information.

Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management.

Contact:

Bulova Technologies Group, Inc.

Stephen L. Gurba

2409 Falkenburg Road

Tampa, FL 33619

727-536-6666